Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners, L.P. Declares Cash Distribution
& Announces Two-for-One Unit Split

DENVER—January 25, 2007—The Board of the General Partner of MarkWest Energy Partners, L.P. (AMEX: MWE), has declared the Partnership’s quarterly cash distribution of $1.00 per unit for the fourth quarter of 2006.  This is an increase of $0.03 per unit over the previous quarter distribution.  The indicated annual rate is $4.00 per unit.  The fourth quarter distribution is payable February 14, 2007 to unitholders of record on February 8, 2007.  The ex-distribution date is February 6, 2007.

The Board also approved a two-for-one split of the Partnership’s common units. The unit split will take place in the form of a one unit distribution on each unit outstanding, with units to be distributed on February 28, 2007 to unitholders of record as of February 22, 2007. The ex-split date is February 20, 2007.  Following the unit split, the current quarterly cash distribution of $1.00 per unit will become $0.50 per unit, or an annualized rate of $2.00 per unit.

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2005, and our Forms 10-Q, as filed with the SEC.